Exhibit 99.1

Contact:	Mike Cockrell
Treasurer, Chief Financial Officer & Chief Legal Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2020

LAUREL, Miss. (May 28, 2020) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2020.

Net sales for the second quarter of fiscal 2020 were $844.7 million compared with $845.2 million for the same period a year ago. For the quarter, the Company reported net income of $6.1 million, or $0.28 per share, compared with net income of $40.6 million, or $1.83 per share, for the second quarter of fiscal 2019.

Net sales for the first six months of fiscal 2020 were $1,667.8 million compared with $1,588.6 million for the same period of fiscal 2019. The net loss for the first half of the fiscal year totaled $32.5 million, or $1.48 per share, compared with net income of $22.8 million, or $1.03 per share, for the first six months of fiscal 2019.

Results for the second fiscal quarter of 2020 include a net discrete income tax benefit of approximately $37.4 million related to the net operating loss carry-back provisions allowed by the CARES Act, which became law during the second fiscal quarter. Excluding this discrete income tax benefit, the Company’s net loss for the second quarter of fiscal 2020 was $31.3 million, or $1.43 per share.

“These are challenging and unprecedented times for all of us,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “I am especially proud of the dedicated work and perseverance of our 18,000 employees, contract poultry producers, customers, vendors, consumers who buy our products and the communities and states in which we operate. Our facilities have continued to operate normally because those who support our ability to continue to produce and deliver safe, high quality and affordable chicken products during this crisis have risen to the challenge, and I am very grateful for that. We are also grateful for the healthcare professionals and first responders across this country who are working tirelessly to protect the health of all of us.

“Protecting the health and safety of our employees has been our top priority from the beginning of this crisis. When it became evident in late February that we were facing a crisis of then unknown proportions, we consulted with various health care professionals, including infectious disease specialists, epidemiologists and others to determine steps we should take to mitigate the spread of the disease. With the input of these health care professionals, our COVID-19 Response Team developed a comprehensive list of measures and protocols designed to protect the health, safety and welfare of our employees and their families. The team meets twice daily to discuss the day’s activities and to monitor the effects of the virus on our employees, growers, customers and operations. Health and safety will continue to be our top priority as we manage through this crisis.

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2020

May 28, 2020

“The financial results for our second quarter of fiscal 2020 reflect the impact of the extraordinary challenges caused by the COVID-19 pandemic. The unprecedented social and economic impact of the virus and the related government actions to contain its spread materially affected every aspect of our business, including our labor force, sales, operations and production levels, as well as our customers. Sanderson Farms entered this crisis with and continues to have a strong financial position, little debt and ample liquidity. The Company had $776.9 million of borrowing capacity available under its revolving credit facility at the end of the second fiscal quarter.

“The market volatility caused by this event is reflected in the market prices for boneless breast meat produced at our plants that target food service customers. Quoted market prices for boneless breast meat began moving seasonally higher in late February, and reached $1.35 per pound during the fourth week of March. Less than one month later, the quoted market price was at an historic low of $0.74 per pound, with some realized prices below $0.50 per pound. However, prices began to move higher at the end of April, as certain parts of the country began to relax restrictions to mitigate the spread of the virus and moved to $1.58 per pound by mid-May. The current quoted market price for boneless breast meat is $1.31 per pound. Our average sales price per pound of fresh and frozen poultry decreased 8.3 percent during the second quarter of this fiscal year compared with the same period last year and was lower by 2.5 percent through the first half of this fiscal year compared to the first half of last year.

“Demand for our products shifted among our customer base during the quarter, as orders from food service customers declined dramatically due to widespread closures of restaurants and other venues where food is consumed away from home, while orders from our retail grocery store customers surged. We were able to shift production from our food service program into our retail program to some extent, but overall, we processed 4.2 percent fewer pounds during the second quarter than we expected when we announced our first quarter results on February 27, 2020. Moving into our third fiscal quarter, we have reduced egg sets relative to our expectations, and we now expect to produce 5.9 percent fewer pounds during our third fiscal quarter than we projected in February, as we shift production into our retail grocery store program and reduce production levels at our plants that process a larger bird for food service customers.”

According to Sanderson, overall realized prices for chicken products sold to retail grocery store customers remained relatively strong during the second quarter and volumes reflected the surge in demand caused by consumers cooking more meals at home instead of going to restaurants and bars. On the other hand, commodity quoted markets for products from the Company’s food service plants were lower across the board. Compared with the second fiscal quarter of 2019, quoted boneless breast meat market prices were approximately 18.2 percent lower, the average market price for bulk leg quarters decreased approximately 7.8 percent, and jumbo wing market prices were lower by 23.1 percent. Market prices for chicken breast tenders averaged 29.0 percent lower than a year ago. The Company’s average feed costs per pound of poultry products processed decreased by 1.1 percent when compared with the second quarter of fiscal 2019, while prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 2.8 percent and decreased 1.3 percent, respectively, compared with the second quarter of fiscal 2019.

“Looking ahead to the second half of the fiscal year, we continue to expect prices paid for feed grain to be lower for the year compared to fiscal 2019,” added Sanderson. “There are ample supplies of both corn and soybeans worldwide, and the pandemic has had a material impact on demand for feed grain, especially corn used for ethanol. Planting progress for corn stands at 88 percent this week, well ahead of last year’s weather-delayed planting season, when progress at this time of the year was at 58 percent. At the same time, 65 percent of the soy bean crop has been planted, versus a five-year average of 55 percent and 26 percent last year. Planting conditions have been favorable, and the USDA’s most recent estimates project corn production at a record 16 billion bushels on trend line yields. Had we priced all of our fiscal 2020 feed grain needs at yesterday’s Chicago Board of Trade closing prices, cash paid for feed grains during fiscal 2020 would be lower by $49.1 million during fiscal 2020 compared to fiscal 2019 using fiscal 2019 volumes. We estimate those lower costs would lower feed cost per pound of poultry processed during fiscal 2020 by 0.69 cents per pound.

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2020

May 28, 2020

“With respect to chicken production numbers, the USDA reports that broiler egg sets and chick placements in the United States have trended materially lower in recent weeks in response to the sharp decline in demand in food service markets caused by the pandemic. The current USDA forecast is for United States broiler production during calendar year 2020 to decrease approximately 0.29 percent compared to calendar year 2019. Given the reduction in planned production at our food service plants for the balance of the fiscal year, we expect our total production during our third and fourth fiscal quarters of 2020 to be up 2.2 percent and down 5.0 percent, respectively, compared to the same quarters of fiscal 2019.

“Among other measures taken to manage through the current environment, Sanderson Farms announced on March 31, 2020, that, effective immediately and continuing to June 26, 2020, all hourly employees who work their scheduled hours are eligible to earn an attendance bonus of $1.00 per hour. In addition, steps we have taken to protect the health, safety and welfare of our workforce and to address other challenges of this pandemic will increase our operating costs and negatively affect our volumes for the remainder of fiscal 2020. We anticipate these lower production rates and higher operating costs will continue until the effects of COVID-19 on our company, our customers, our employees and the communities in which we operate diminish,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, May 28, 2020, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through June 30, 2020. You may listen and participate in the call by dialing 888-204-4368, confirmation code 7782528.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended April 30, 2020, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2020

May 28, 2020

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future.

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2020

May 28, 2020

(15) Changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above, and could include: high absentee rates that have prevented and may continue to prevent the Company from running some of its facilities at full capacity, or could in the future cause facility closures; an inability of contract poultry producers to manage their flocks; supply chain disruptions for feed grains; further changes in customer orders due to shifting consumer patterns; disruptions in logistics and the distribution chain for the Company’s products; liquidity challenges; and a continued or worsening decline in global commercial activity, among other unfavorable conditions.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward looking statements. Examples of forward-looking statements include statements of the Company’s belief about future production levels, commodity market conditions, grain prices, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2020

May 28, 2020

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2020	2019	2020	2019
Net sales	$844,711	$845,229	$1,667,789	$1,588,617
Cost and expenses:
Cost of sales	832,283	740,833	1,655,807	1,449,233
Selling, general and administrative	56,214	49,230	105,699	107,765

	888,497	790,063	1,761,506	1,556,998

Operating income (loss)	(43,786)	55,166	(93,717)	31,619
Other income (expense)
Interest expense	(1,783)	(1,173)	(2,971)	(1,682)
Other	3	2	5	2

	(1,780)	(1,171)	(2,966)	(1,680)

Income (loss) before income taxes	(45,566)	53,995	(96,683)	29,939
Income tax expense (benefit)	(51,684)	13,359	(64,225)	7,136

Net income (loss)	$6,118	$40,636	$(32,458)	$22,803

Earnings (loss) per share:
Basic	$0.28	$1.83	$(1.48)	$1.03

Diluted	$0.28	$1.83	$(1.48)	$1.03

Dividends per share	$0.32	$0.32	$0.64	$0.64

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2020

May 28, 2020

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30, 2020	October 31, 2019
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$61,330	$95,417
Accounts receivable, net	132,072	131,778
Receivable from insurance companies	—	445
Inventories	297,477	289,928
Refundable income taxes	127,372	6,612
Prepaid expenses and other current assets	63,396	56,931

Total current assets	681,647	581,111
Property, plant and equipment, net	1,235,556	1,185,860
Right of use assets	45,913	—
Other assets	6,394	7,163

Total assets	$1,969,510	$1,774,134

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$119,961	$132,741
Dividends payable	7,117	—
Accrued expenses	82,214	82,940
Lease liabilities	15,188	—

Total current liabilities	224,480	215,681
Long-term debt	200,000	55,000
Claims payable and other liabilities	11,475	11,646
Deferred income taxes	131,388	74,132
Long-term lease liabilities	30,725	—
Commitments and contingencies
Stockholders’ equity:
Common stock	22,239	22,204
Paid-in capital	86,430	86,010
Retained earnings	1,262,773	1,309,461

Total stockholders’ equity	1,371,442	1,417,675

Total liabilities and stockholders’ equity	$1,969,510	$1,774,134

(1)

The Condensed Consolidated Balance Sheet at October 31, 2019, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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